EXHIBIT 3.2

ARTICLES OF MERGER

of

FMRC ACQUISITIONS CORPORATION
A Nevada Corporation
(the “Disappearing Corporation”)

Into

FIRST MEDICAL RESOURCES CORPORATION
A California corporation
(the “Surviving Corporation”)

Pursuant to California General Corporation Law Section 1108 and N.R.S. 92A.190, the undersigned corporations and WDO Corporation, a Nevada corporation and parent entity to Disappearing Corporation (“WDO”), respectively, by and through the undersigned officers, hereby set forth the following Articles of Merger:

1.	Filed simultaneously with these Articles of Merger is the Plan of Merger (set forth on Exhibit A attached hereto and incorporated herein by this reference), which has been adopted by FMRC ACQUISITIONS CORPORATION, a Nevada corporation (the Disappearing Corporation) and FIRST MEDICAL RESOURCES CORPORATION, a California corporation (the Surviving Corporation).

2.	The Surviving Corporation is not authorized to transact business in Nevada, and hereby appoints the Nevada Secretary of State as its agent for service of process in Nevada in any proceeding to enforce any obligation or to enforce the rights of dissenting shareholders of the Nevada corporation which is a party to the merger, and agrees to promptly pay any dissenting shareholder of the Nevada Corporation the amount to which the shareholder is entitled pursuant to Nevada law.

3.	The address of the known place of business of the Surviving Corporation is 98 Main Street, #416, Tiburon, California 94920.

4.	The name and address of the statutory agent of the Surviving Corporation is Ralph Kinkade, 1233 Spartan Avenue, Carson City, Nevada 89701.

5.	All 18,250,000 issued and outstanding shares of common stock of the Disappearing Corporation held by its shareholders voted for the Plan of Merger. All 18,250,000 shares of the issued and outstanding shares of common stock of the Surviving Corporation held by its shareholders voted for the Plan of Merger.

6.	The merger is permitted under the laws of the respective states in which the Surviving

Corporation and Disappearing Corporation are incorporated and organized, and each have complied with such laws in effecting the merger.

7.	The Effective Date of the merger shall be the later of the date upon which these Articles of Merger are filed with the office of the Nevada Secretary of State or the date the Agreement of Merger is filed with the office of the California Secretary of State.

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“Surviving Corporation”

First Medical Resources Corporation, A California corporation

By:	/s/ James D. Durham

James D. Durham, its Chairman and CEO

“Disappearing Corporation”

FMRC Acquisitions Corporation, a Nevada corporation

By:	/s/ William D. O’Neal

William D. O’Neal, President

WDO Corporation, a Nevada corporation

By:	/s/ William D. O’Neal

William D. O’Neal, President

EXHIBIT A
PLAN OF MERGER

Pursuant to California General Corporation Law Section 1108 and N.R.S. Chapter. 92A, as of September 25, 2002, FMRC Acquisitions Corporation, a Nevada Corporation (the “Disappearing Corporation”), WDO Corporation, a Nevada Corporation (“WDO”) and First Medical Resources Corporation, a California corporation (the “Surviving Corporation”) adopted a Plan of Merger as set forth below:

1. On the Effective Date set forth in the Articles of Merger, the Disappearing Corporation shall be merged into the Surviving Corporation and the Disappearing Corporation’s separate existence shall cease. The Surviving Corporation shall continue its corporate existence under the laws of the State of California and shall continue to operate under the name of “First Medical Resources Corporation”, and the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as private nature, of each of the parties to the merger; and all property, real, personal or mixed, and all debts due on whatever account, including subscriptions for shares, and all other choses in action, and all and every other interest of or belongs to or due to each of the parties to the merger shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in either party to the merger shall not revert or be in any way impaired by reason of such merger; and Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each party to the merger, and any claim existing or action or proceeding pending by or against either entity may be prosecuted as if such merger had not taken place, or the Surviving Corporation may be substituted in its place, and neither the rights of creditors nor any liens upon the property of either party shall be impaired by the merger.

2. On or before the Effective Date, the Articles of Merger shall be filed with the California Secretary of State and the Nevada Secretary of State, in the form and manner required by the laws of the States of California and Nevada. If required, the Articles of Merger shall be published thereafter in accordance with applicable law, and any required affidavit of publication shall be filed in the manner and within the time period provided by applicable law.

3. After the Effective Date, the parties shall give effect to the merger as though the merger had taken place on the Effective Date, to the extent permitted by law and not inconsistent with the specific terms of the Plan of Merger.

4. The Articles of Incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation, as amended by the Articles of Merger.

5. The Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Date, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law.

6. Upon the Effective Date, the directors of the Surviving Corporation immediately prior to the Effective Date shall serve as the directors of the Surviving Corporation immediately after the Effective Date; to serve until the next annual meeting of the shareholders of the Surviving Corporation. Upon the Effective Date, the officers of the Surviving Corporation immediately prior to the Effective Date shall be the officers of the Surviving Corporation immediately after the Effective Date.

7. The manner of converting or exchanging the common shares of each of the parties to the merger shall be as follows:

     (a)  Each share of the Surviving Corporation common stock issued and outstanding at the Effective Date shall by virtue of the merger, without any action on the part of the holder thereof, be cancelled and converted into the right to receive one share of common stock of WDO Corporation remain one share of common stock of the Surviving Corporation.

     (c)  All shares of the Disappearing Corporation common stock issued and outstanding at the Effective Date shall by virtue of the merger, without action on the part of the holder thereof, be cancelled and automatically converted into one share of common stock of the Surviving Corporation.

8. This Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9. This Plan of Merger shall be construed and interpreted in accordance with the laws of the State of Nevada.

[Signatures on Following Page]

     IN WITNESS WHEREOF, this Plan of Merger has been executed this 25th of the Surviving Corporation and the Disappearing Corporation.

“SURVIVING CORPORATION”

FIRST MEDICAL RESOURCES CORPORATION, a California corporation

By:	/s/ James D. Durham

James D. Durham

Its:	Chairman and CEO

“DISAPPEARING Corporation”

FMRC ACQUISITIONS CORPORATION, a Nevada corporation

By:	/s/ William D. O’Neal

William D. O’Neal

Its:	President

WDO CORPORATION, a Nevada corporation

By:	/s/ William D. O’Neal

William D. O’Neal

Its:	President